Exhibit 99.1

17Cryoport Announces $25 Million Investment from
Petrichor Healthcare Capital Management

IRVINE, Calif., December 17, 2018 - Cryoport, Inc. (NASDAQ: CYRX, CYRXW) (“Cryoport” or “the Company”), the world's leading temperature-controlled logistics company dedicated to the life sciences industry, today announced the closing of a $25 million investment from Petrichor Healthcare Capital Management (“Petrichor”).

Under the terms of the investment, Petrichor purchased $10 million of Cryoport common shares at a price per share of $10.00. In addition, Petrichor has funded a $15 million note, which is convertible into Cryoport common shares at a price per share of $13.11, based upon a 20.0% premium to the 15-day VWAP immediately prior to closing. The note has a five-year term and bears cash interest at a rate of the 3-month LIBOR plus 6.0% per annum.

Jerrell Shelton, CEO of Cryoport, said, regarding the transaction, “Petrichor is a premier healthcare-dedicated investment firm who has worked with us to structure this transaction to minimize dilution to our shareholders while providing substantial capital to support our long-term growth strategy. This financing provides capital to further expand the breadth and depth of our solutions offerings in the rapidly developing cell therapy markets and life sciences industry at large, including the pursuit of targeted, strategic acquisitions. Cryoport holds a unique position as the logistical backbone to the cell therapy industry, where we intend to play an increasingly significant and important role. Through discussions with our customers and partners, some of whom are the largest biopharmaceutical companies in the world, it is clear there are unmet and emerging needs in the life sciences marketplaces, representing great opportunities to expand our services and position in the industry, which will further enhance our shareholder value.”

Tadd Wessel, Founder and Managing Partner of Petrichor, said, “We are excited to partner with Cryoport as they begin their next stage of evolution. Cryoport is uniquely positioned in the cell and gene therapy temperature-controlled logistics space, which we believe is poised for considerable expansion. Our investment strengthens Cryoport’s balance sheet and provides management the financial flexibility to capitalize on near term opportunities that build value for shareholders while adding significant scale to Cryoport’s growing business.”

Sir Bruce Keogh, a member of Petrichor’s Advisory Board and recent appointee to the Board of Directors of UK-based non-profit Cell and Gene Therapy (CGT) Catapult, commented, “We are pleased to be investors in Cryoport. We see the Company as a leader in the life sciences logistics space at a time of great change and innovation in biopharmaceutical therapy, so this is a welcome addition to our portfolio. We look forward to supporting Cryoport as it implements its organic and acquisition-driven growth strategy.”

Further information on the investment is set forth in the Form 8-K filed by Cryoport with the Securities and Exchange Commission on December 17, 2018.

About Petrichor Healthcare Capital Management

Petrichor Healthcare Capital Management partners with world-class healthcare managers and businesses to provide customized investment structures and support. The Petrichor team of investment professionals comes from highly-regarded financial institutions including OrbiMed Advisors and Fortress Investment Group. Collectively, the team has completed over 75 investments representing more than $5 billion in invested capital and has held over 25 board seats. Petrichor maintains a deep in-house understanding of healthcare products and services, including scientific, technical, and commercial expertise. This healthcare expertise, together with a breadth of experience investing across sectors, geographies, and capital structures, provides a strong competitive advantage.

For more information on Petrichor, please see www.petrichorcap.com or contact the firm at info@petrichorcap.com.

About Cryoport, Inc.

Cryoport is the life sciences industry's most trusted global provider of temperature-controlled logistics solutions for temperature-sensitive life sciences commodities, serving the biopharmaceutical market with leading-edge logistics solutions for biologic materials, such as regenerative medicine, including immunotherapies, stem cells and CAR-T cells. Cryoport's solutions are used by points-of-care, CRO's, central laboratories, pharmaceutical companies, manufacturers, university researchers et al; as well as the reproductive medicine market, primarily in IVF and surrogacy; and the animal health market, primarily in the areas of vaccines and reproduction. Cryoport's proprietary Cryoport Express® Shippers, Cryoportal™ Logistics Management Platform, leading-edge SmartPak II™ Condition Monitoring System and geo-sensing technology, paired with unparalleled cold chain logistics expertise and 24/7 client support, make Cryoport the end-to-end cold chain logistics partner that the industry trusts.

Cryoport is dedicated to: simplifying global cold chain logistics through innovative technology, unmatched monitoring and data capture and support, including consulting; delivering the most advanced temperature-controlled logistics solutions for the life sciences industry; and providing vital information that provides peace of mind throughout the life of each logistics process.

For more information, visit www.cryoport.com. Sign up to follow @cryoport on Twitter at www.twitter.com/cryoport.

Forward Looking Statements

Statements in this news release which are not purely historical, including statements regarding Cryoport, Inc.'s intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements include, but are not limited to, statements concerning the Company's ability to grow its business, acquisition strategy and acquisition plans, and ability to enhance shareholder value. It is important to note that the Company's actual results could differ materially from those in any such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, risks and uncertainties associated with the effect of changing economic conditions, trends in the products markets, variations in the Company's cash flow, market acceptance risks, and technical development risks. The Company's business could be affected by a number of other factors, including the risk factors listed from time to time in the Company's SEC reports including, but not limited to, the Company's 10-K for the year ended December 31, 2017 filed with the SEC. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Cryoport, Inc. disclaims any obligation, and does not undertake to update or revise any forward-looking statements in this press release.

Cryoport Investor Contacts:

Todd Fromer/Elizabeth Barker

tfromer@kcsa.com/ebarker@kcsa.com

P: +1 212-896-1203

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